Code of Ethics
Effective: October 1, 2025
Last Reviewed: September 29, 2025

I.REGULATORY REQUIREMENT
The investment advisers, investment companies, distributor companies and service companies listed in Addendum A (collectively, the Firm) have adopted this Code of Ethics, establishing a standard of conduct for Firm Employees.
This Code of Ethics (the Code) establishes a standard of conduct for Firm employees by:
•Providing clear guidance to all employees that the Firm’s Clients’ interests come first – ahead of all personal interests;
•Providing policies and procedures consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 40 Act; and
•Seeking to avoid conflicts of interests, or the appearance of such conflicts, when officers, directors, supervised persons, employees and other persons of the Firm own or engage in transactions involving securities.
The Code applies to persons deemed to be Access Persons of the Firm, as defined below under Definitions. Access Persons include any officer, director, employee or other person of the Firm. Unless otherwise determined by Principal Asset Management (PrinAM) Compliance, Access Persons also includes positions held by consultants, contractors, temporary employees, interns, co-op students, and Principal Financial Group (Principal) Human Resources and Legal staff supporting the Firm.
Please see the Addenda for a custom Principal Funds Access Person definition applicable to the Funds, as well as other custom provisions applicable to certain entities of the Firm.
The Code is supplemental to the Principal Corporate Global Code of Conduct which can be found on Principal Passport.
II.STANDARDS OF BUSINESS CONDUCT
The following standards of business conduct shall govern personal investment activities of Access Persons and interpretation and administration of this Code:
•The interests of the Firm’s Clients must be placed first at all times;
•Access Persons must act honestly and fairly and with due skill, care and diligence in the best interest of Firm clients and the integrity of the market;
•Access Persons have an obligation to observe just and equitable principals of trading;
•All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
•Access Persons should not take advantage of their positions; and
•Access Persons must comply with applicable Federal Securities Laws.

The Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to the Firm’s Clients.
III.PROTECTION OF MATERIAL NON-PUBLIC INFORMATION
Access Persons must review and comply with the Insider Trading Policy.
It is unlawful to trade in any security based on material nonpublic (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including equities, options, debt, and mutual funds. All Access Persons will keep information pertaining to Clients’ portfolio transactions and holdings confidential. No person with access to securities recommendations or pending securities transactions and Client portfolio holdings should disclose this information to any person unless such disclosure is made in connection with the person’s regular functions or duties. Additionally, Access Persons with knowledge about the composition of a creation basket are prohibited from disclosing such information to any other person (except as authorized in the course of their employment) until such information is made public. All possible care should be taken to avoid discussing confidential information with anyone who would not normally have access to such information.
IV.PERSONAL ACCOUNT REPORTING
Access Persons must report all Covered Accounts (Accounts) in which they have Beneficial Ownership of any Reportable Security (Security) or Reportable Fund or are capable of holding such Securities at the start of their employment, upon opening of a new account and annually thereafter.
Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (Exchange Act) when determining whether a person is a beneficial owner of a Security.
For example, the term Beneficial Ownership shall encompass:
•Securities in the person’s own Accounts;
•Securities owned by members of the person’s immediate family sharing the same household including those by marriage or domestic partnership;
•A person’s proportionate interest in the portfolio of Securities held by a partnership, trust, corporation or other arrangements; and
•Securities a person might acquire or dispose of through the exercise or conversion of any derivative Security (e.g. an option, whether presently exercisable or not).
Security shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 40 Act including, but not limited to fixed income securities such as bonds and notes, equity securities such as stocks and exchange traded funds (ETF), derivatives such as options and futures, unit investment trusts (UIT), and private investments.
I.New Accounts
New Accounts must be opened with brokerage firms that provide electronic data feeds unless otherwise pre-approved by PrinAM Compliance. This does not apply to ex-U.S. Accounts or Discretionary Accounts. New Accounts must be reported in ComplianceAlpha (ACA) within 10 days of opening.
Registered Representatives of Principal Funds Distributor must submit a PFD New Broker Account Pre-Approval Request PRIOR to opening a brokerage account. Once approval is granted, PFD Registered Representatives are able to open the account and must report the new Account within 10 days.

II.Discretionary Accounts
Discretionary Accounts are reportable and require Access Persons to provide a copy of the managed account agreement to PrinAM Compliance. The discretionary managed account agreement outlines trading discretion authority granted to another party (individual, entity or money manager), which allows them to buy/sell Securities without the Account owner’s consent for each trade. A Discretionary Account is sometimes referred to as a “managed” or “blind-managed” account. Discretionary Accounts are exempt from the pre-clearance requirement, 30- day holding period, quarterly transaction reports and initial public offerings prohibition provisions of the Code if the Access Person does not have Direct or Indirect Influence or Control over the account. Please note that an immediate family member sharing the same household with discretion over a Covered Account is not considered a third-party adviser.
III.Crypto-Asset Accounts
Crypto-Asset Accounts and their digital asset holdings are reportable. This would include investments in cryptocurrency (e.g. Bitcoin, Ethereum, Dogecoin, Shiba INU), initial coin offering (ICO), distributed ledger technology, blockchain and/or any related products and pooled investment vehicles. Crypto-Asset Accounts that are not capable of holding Reportable Securities are exempt from the trade pre-clearance requirement, 30-day holding period, and quarterly transaction reports provisions of the Code. An Account summary must be provided upon request from PrinAM Compliance.
IV.Principal Fund Accounts
Principal Fund Accounts are reportable and include Principal Funds* that are open-end mutual funds (including underlying sub-accounts within Principal Variable Life and Variable Annuity contracts) and closed-end investment companies operated as interval funds.
Principal Funds are subject to the initial and annual reporting requirements; however, they are exempt from pre-clearance and the 30--calendar day holding period. Notwithstanding the exemption from the 30-calendar day holding period, trustees, beneficial owners of more than 10%, and certain designated Executive Officers of the Principal Real Asset Fund, Principal Private Credit Fund I, and any other closed end interval fund managed by PrinAM or its affiliates, generally must disgorge, under Section 16 of the Exchange Act, any profit realized by such person from any purchase and sale, or any sale and purchase, of any equity security of such fund (or a security based swap agreement involving such equity security) within any period of less than six (6) months.
*Applicable to U.S. Funds
V.Individual Retirement Accounts
Individual Retirement Accounts (IRAs) that are capable of holding Reportable Securities or Reportable Funds are reportable and subject to all provisions of the Code.
VI.TreasuryDirect Accounts
TreasuryDirect Accounts are exempt from reporting, pre-clearance and holding period requirements.
VII.Private Investments
Private Investments are reportable and may only be acquired or sold with prior approval of the Access Person’s supervisor and PrinAM Compliance. Pre-approval requests for private investments can be submitted within ACA.
VIII.Former Employer Human Resources (HR) Benefit Plans
HR Benefit Plans held with former employers are reportable and subject to all provisions of the Code if they are capable of holding Reportable Securities (i.e. self-directed brokerage account windows).

IX.Principal HR Benefit Plans
The Principal Select Savings Plan is exempt from reporting, pre-clearance and holding period requirements.
The Principal Select Savings Plan’s self-directed brokerage account option, Schwab Personal Choice Retirement Account® (PCRA), is reportable and subject to all provisions of the Code.

Principal Select Savings Plan 401(k) and Self-Directed Brokerage Option
Account	Accessible Via	Reportable	Trade Preclearance
Principal Select Savings 401(k)	Principal.com	No	No
Schwab Personal Choice Retirement Self-Directed Brokerage Account	Schwab.com	Yes	Yes
Holdings in a Morgan Stanley StockPlan Connect Account that have not vested or exercised are exempt from reporting, pre-clearance or holding period requirements. This includes the Principal Employee Stock Purchase Plan (ESPP), Excess Plan, Restricted Stock Units (RSU), Stock Option Awards, Stock Options, Broad-based Options, and Performance Share Awards.
Access Persons have the option to link an E*Trade Securities brokerage account to the Morgan Stanley StockPlan Connect Account. Once shares have vested or exercised in the Morgan Stanley StockPlan Connect Account, the shares will be swept to the E*Trade Securities brokerage account.
E*Trade Securities brokerage accounts are reportable, and all provisions of the Code will apply to the account and its holdings, including Principal Financial Group, Inc. stock (PFG stock).
Some Access Persons may be ineligible to open an account at E*Trade for the purpose of linking to Morgan Stanley or simply elect not to open an E*Trade account.

Principal Employee Stock Purchase Plan (ESPP), Excess Plan, Restricted Stock Units (RSUs), Stock Option Awards, Broad-based Options, Performance Share Awards
Account	Accessible Via	Reportable	Trade Preclearance
Morgan Stanley StockPlan Connect Account	Stockplanconnect. MorganStanley.com	No	No
E*Trade Brokerage Account (linked to StockPlan Connect Account)	Etrade.com	Yes	Yes
Access Persons with the High Deductible Health Insurance Plan may be eligible to open a Health Savings Account (HSA) through Optum Bank. Once the HSA reaches a certain designated balance, Access Persons may choose to invest a portion of their HSA dollars.
The digitally managed HSA through Betterment is reportable and subject to all provisions of the Code. Additionally, a copy of the discretionary managed account agreement must be on file with Compliance.

The self-managed mutual fund HSA through Optum Bank is exempt from reporting, pre-clearance and holding period requirements.

Health Savings Account via Optum Bank
Account	Accessible Via	Reportable	Trade Preclearance
HSA – ETF portfolio managed by Betterment	MyUHC.com or Betterment.com	Yes	No
HSA – self managed mutual fund portfolio	MyUHC.com	No	No
V.PERSONAL SECURITY TRANSACTIONS
All personal security transactions must be conducted in a manner consistent with the Standards of Business Conduct outlined in this Code.
I.PFG Stock
All reporting, pre-clearance, and holding period requirements apply to transactions in PFG stock. For exceptions related to employee benefit plans, refer to Personal Account Reporting – Principal HR Benefit Plans.
II.Pre-Clearance Approval
Pre-clearance approval from PrinAM Compliance is required for personal Security transactions prior to executing or entering into any buy or sell transaction. Transactions for which pre-clearance has been denied may not be executed.
Pre-clearance approval:
•Is valid for 2 business days (meaning the current day and next business day). If the trade is not executed within 2 business days, the Access Person must submit a new pre-clearance request.
•Applies to all market and limit orders, good-till-cancel orders, and stop loss orders.
•Is not required for Exempted Securities or Exempted Transactions. Please refer to those listed below.
Access Persons can submit a pre-clearance request online within ACA, which is available on a secure internet browser while connected to the Principal Network. The link to access ACA can be found here. Should an Access Person not have access to ACA, the person may call or email pre-clearance requests to PrinAM Compliance either directly or through use of a pre-approved delegate or proxy.
III.Restricted and Prohibited Activities and Transactions
The following personal Securities activities and transactions are restricted and prohibited; accordingly, you may not:
•Execute a Security transaction without pre-clearance approval, if required.
•Acquire any Security in an initial public offering (IPO).
•Sell short any Security.
•Participate in Investment Clubs.
•Sell a Security in less than 30-calendar days after purchase date for a profit (T+30).
oThe 30-calendar day holding period does not apply to sales at a loss.
oAny sales at a loss cannot be re-established (buy back) in the next 30- calendar days.
oIf sold at a profit prior to the expiration of the 30-calendar day period, the transaction will be a Code violation, and any profits realized may be required to be disgorged to a charitable organization designated by the Firm.

•Buy a Security at a lower price in less than 30-calendar days after sale date (buy back).
•Purchase or write derivatives (such as stock options, futures on indices and options and futures on commodity, credit, currency, equity, interest rate and volatility) if the expiration date is less than 30-calendar days from the purchase date.
oNo derivative position may be closed less than 30-calendar days from the date it is established.
oThis does not apply to stock options that are part of a hedged position where the underlying stock is held long.
•Engage in financial spread betting and contracts of difference. These types of derivative contracts involve taking or placing a bet on the price movement of a security, index, currency, commodity or other financial product. This would include wagering, gambling or placing debts on the price movements of securities.
•Loan money to individuals or entities as an investment or business transaction. Note: this does not apply to personal loans to family.
•Purchase PFG stock on margin, short sell PFG stock, or trade PFG put or call options, or other instruments noted in the Principal Insider Trading Policy.
•Purchase or sell a Security at all, when so determined by the Chief Compliance Officer, in the CCO’s discretion.
IV.Exempt Securities
Securities listed below are exempt from the reporting, pre-clearance, and holding period requirements:
•Any Security directly issued or guaranteed as to principal or interest by the United States. (e.g. Cash Management Bills, Treasury Bills, Notes and Bonds, and those Treasury Securities designated by the U.S. Department of Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities))
•G7 bonds, issued by the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom
•Direct Obligations of the Government of India such as Treasury Bills and Government Securities (G-Secs) Banker’s acceptances
•Bank certificates of deposit (not brokered CDs)
•Commercial paper
•High quality short-term debt instruments, including repurchase agreements
•Money market funds
•Open-end mutual funds with outside fund companies that are not advised or sub-advised by the Firm or its affiliates. U.S. open-end mutual funds always have a five-letter symbol ending in an “X.”
oThis exemption applies to funds used in 529 Plans that are registered as municipal securities and only offer open-end mutual funds or securities designed to mirror the structure of open-end mutual funds as underlying investment options.
oThis exemption does not apply to ETFs, I-Shares (i.e. BlackRock) and closed-end funds. All ETF transactions must be pre-cleared and are subject to the Personal Securities Transactions requirements listed above.
•Shares issued by unit investment trusts (UIT) that are invested exclusively in one or more open-end mutual funds, none of which are advised or sub-advised by the Firm or its affiliates.

V.Exempt Transactions
The transactions listed below are exempt from the pre-clearance requirement only. All other reporting and holding period requirements apply.
•Transactions in Reportable Funds.*
•Transactions in Principal Funds that are open-ended mutual funds (including underlying subaccounts of Principal Variable Life and Variable Annuity Contracts).*
•Securities acquired through an employer-sponsored automatic payroll deduction plan. However, any sale transaction must be pre-cleared and reported.
•Reinvestment of dividends under a dividend reinvestment plan or in an automatic investment plan for purchase of Securities already owned and pre-cleared. Note, any sale transaction must be pre-cleared as those are not part of a plan.
•Transactions effected by an issuer pro rata of a class of Securities already owned, such as stock splits, stock dividends or the exercise of rights, warrants or tender offers (e.g. corporate actions).
•Transactions which are non-volitional on the part of the Access Person. Transactions in an account over which the Access Person has no direct or indirect influence or control (e.g. assignment of management discretion in writing to another party).
* Reportable Funds and Principal Funds are not subject to the 30-calendar day holding period. Notwithstanding this exemption from the 30-calendar day holding period, trustees, beneficial owners of more than 10%, and certain designated Executive Officers of the Principal Real Asset Fund, Principal Private Credit Fund I, and any other closed end interval fund managed by PrinAM or its affiliates, generally must disgorge, under Section 16 of the Exchange Act, any profit realized by such person from any purchase and sale, or any sale and purchase, of any equity security of such fund (or a security based swap agreement involving such equity security) within any period of less than six (6) months.
VI.Special Rules for Portfolio Managers and Investment Personnel
A Portfolio Manager’s personal Security trading shall have no effect on Client portfolio decisions or ability to trade.
•No Portfolio Manager may personally transact Securities that are held or traded in actively managed portfolios for which they are responsible.
•Portfolio Managers must obtain pre-clearance approval to trade Reportable Funds and Principal Funds (including open-end mutual funds, closed-end investment companies operated as interval funds, and ETFs) they manage.
•Certain individuals with roles that have real-time trading data of portfolios may not personally purchase or sell a Security or its underlying securities within 7 calendar days before and after a portfolio has transacted in the same security. This blackout period is a total of 15 calendar days, which includes the full 7 calendar days before, after, and including the Client portfolio trade date.
•Certain investment personnel who may not have real-time trading data of portfolios but have potential insight or knowledge of trading within client portfolios may not personally purchase or sell a Security that is held or traded in an actively managed portfolio in which they have insight or knowledge for a total of 15 calendar days, which includes the full 7 calendar days before, after, and including the Client portfolio trade date.

VI.REPORTING AND CERTIFICATION REQUIREMENTS
I.Initial and Annual Certification
Within 10 calendar days of hire or identification, all Access Persons must initially certify and acknowledge they have read and understand the Code and the Insider Trading Policy and its applicability to them, and that they will comply with the requirements. Thereafter, annual certification will be required no later than 30-calendar days after each calendar year-end. PrinAM Compliance will ensure each Access Person receives a copy of the Code and any material amendments thereto, which are available on Principal Passport.
II.Holdings and Accounts Reports
The Initial Holdings and Accounts report must be submitted within 10 calendar days after becoming an Access Person, with the Reportable Securities information being current as of a date no more than 45-calendar days prior to the date of becoming an Access Person. Thereafter, Annual Holdings and Accounts reports are required no later than 30-calendar days after each calendar year-end with information being no more than 45-calendar days prior to the report being submitted.
The Security holdings report must contain the following information:
•Security name, number of shares, exchange ticker symbol/ CUSIP/ISIN and principal amount;
•Name of the firm at which Securities are held; and
•Date which the Access Person submits the report.
The Quarterly Transactions report must be submitted no later than 30-calendar days after the end of each calendar quarter. This report will list all Security transactions during the previous calendar quarter in Reportable Securities, which excludes exempted transactions and exempted securities set forth above.
The Quarterly Transactions report must contain the following information:
•Date of the transaction;
•Security name, number of shares, exchange ticker symbol/CUSIP/ISIN and principal amount of each Security executed;
•Nature of the transaction (e.g., buy or sell);
•Price at which the transaction was effected;
•Name of the firm through which the transaction was effected; and
•Date which the Access Person submits the report.
Upon reporting of Securities and Accounts, Compliance will request duplicate copies of Account statements and transaction confirmations from the investment firm (commonly referred to as broker) either electronically or paper. Ex-U.S. and other Account statements and transaction reporting may need to be obtained from the Access Person if the investment firm will not provide.

VII.FAILURE TO REPORT OR COMPLY
Upon discovering a violation of the Code, PrinAM Compliance will work with the Access Person’s leader to recommend a sanction as determined appropriate, and the leader will then work with appropriate persons to impose such sanction. Sanctions may include a verbal warning, retraining session, written warning, disgorgement of profits, suspension from personal trading, or other sanctions, up to and including suspension or termination of employment.
Access Persons must report any violations of the Code or applicable laws promptly to the Chief Compliance Officer (or designee). This includes self-reporting if you commit a violation. Anyone who, in good faith, raises an issue regarding a possible violation of law, regulation, or company policy, or any suspected illegal or unethical behavior, will be protected from retaliation. Access Persons can also report violations or suspected violations to the Ethics Hotline at 1-888-858-4433, through the Principal Unethical or Fraudulent Activity Reporting Form, or through the Principal Whistleblower policy, which is available on Principal Passport.
The Chief Compliance Officer has the authority to interpret the Code and grant exceptions when appropriate. PrinAM Compliance will maintain a system for the regular review of all reports of personal Reportable Securities transactions and holdings under this Code.
Annually, individuals charged with the responsibility for monitoring compliance with this Code will prepare a written report to the Board of Directors that, at a minimum, will include:
•Certification that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;
•Identification of material violations and sanctions imposed in response to those violations during the past year;
•Description of issues that arose during the previous year under the Code; and
•Recommendations, if any, as to changes in existing restrictions or procedures based upon experience with this Code, evolving industry practices, and changes and developments in applicable laws or regulations.
VIII.CONTACTS

NAME	CONTACT
Kim Keating	(515) 878-0961	Keating.Kim@Principal.com
Monica Mencia	(515) 878-0724	Mencia.Monica@Principal.com
Sue Harrington	(515) 878-1071	Harrington.Sue@Principal.com
Justin Lange Chief Compliance Officer	(515) 878-6206	Lange.Justin@Principal.com
IX.DEFINITIONS
Access Person means any officer, director, employee or other person of the Firm, as well other any other person, who (i) has access to nonpublic information regarding any client’s purchase or sale of Securities; (ii) has access to nonpublic information regarding the portfolio holdings of any client or affiliated mutual funds; or (iii) is involved in making Security recommendations to clients or has access to such recommendations that are nonpublic. This includes positions held by consultants, contractors, temporary employees, interns, co-op students and Principal HR and legal staff supporting the Firm. All Firm employees are deemed to be Access Persons unless otherwise determined by Compliance to be specifically exempted as an Exempt Access Person.

Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act when determining whether a person is a beneficial owner of a Security. For example, the term Beneficial Ownership shall encompass: (1) Securities in the person’s own Accounts; (2) Securities owned by members of the person’s immediate family*, domestic partner**, or family members of domestic partners sharing the same household; (3) A person’s proportionate interest in the portfolio of Securities held by a partnership, trust, corporation or other arrangements; and (4) Securities a person might acquire or dispose of through the exercise or conversion of any derivative Security (e.g. an option, whether presently exercisable or not).
*Immediate family shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
**Domestic Partner shall mean:
•unmarried opposite sex or same sex life partner provided:
-the Access Person and the partner are at least 18 years of age.
-the Access Person and the partner are not married under applicable State law.
-the partner is not a blood relative of the Access Person.
-the partner has lived together with the Access Person for at least six consecutive months.
-the partner and the Access Person are each other's sole domestic partner indefinitely; and
-the partner and the Access Person are jointly responsible for each other's welfare; or
-same sex partner with whom the Access Person has entered into a civil union under applicable State law.
Covered Account (Account) means any investment account or any other type of account that holds or is capable of holding Securities. The Account’s tax status has no impact on whether an account qualifies as an Account.
Crypto-Asset means an investment in cryptocurrency (e.g. Bitcoin, Ethereum, Dogecoin, Shiba INU), initial coin offering (ICO), distributed ledger technology, blockchain and/or any related products and pooled investment vehicles.
Direct or Indirect Influence or Control means the ability to influence or control, directly or indirectly, specific investment decisions within an investment account, including (i) suggesting purchases or sales of specific investments to a trustee or third-party discretionary manager of an account, (ii) directing purchases or sales of specific investments in an account, and (iii) consulting with the trustee or third-party discretionary manager of an account as to the purchase, sale or status of specific investments to be made in the account. Account statements must be provided up on request from PrinAM Compliance.
Exempt Access Person refers to specific personnel deemed to be exempt from the personal trading provisions of the Code and Compliance Manual, specifically, if a Board Director does not have (i) access to nonpublic information regarding any client’s purchase or sale of Securities; (ii) access to nonpublic information regarding the portfolio holdings of any client or affiliated mutual funds; and/or (iii) involvement in making Security recommendations to clients or have access to such recommendations that are nonpublic; the CCO may deem such person to be an Exempt Access Person. The CCO (or designee) will notify any Exempt Access Person of such designation. Exempt Access Person are relieved from personal trading provisions of the Code and Compliance Manual. PrinAM Compliance will maintain a list of any Exempt Access Persons and will review such list on an annual (or otherwise more frequent basis).

Federal Securities Laws refers to any one or more of the laws that govern the securities industry, such as the: Securities Act of 1933 (Securities Act), Securities Exchange Act of 1934 (Exchange Act), Trust Indenture Act of 1939 (Indenture Act), Investment Company Act of 1940 (40 Act), Investment Advisers Act of 1940 (Advisers Act), Sarbanes-Oxley Act of 2002 (SOX), Title V of the Gramm-Leach-Bliley Act (GLB), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank), Jumpstart Our Business Startups Act of 2012 (JOBS Act), and any rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC) under any of these statutes, as well as the Bank Secrecy Act (BSA, as it applies to funds and investment advisers), and any rules and regulations adopted thereunder by the SEC or the U.S. Department of the Treasury.
Investment Club means a group of individuals who combine their funds for the purpose of making investments and/or advancing their investment education. Participation in Investment Clubs is prohibited under this Code.
Investment Personnel means the Portfolio Managers, Traders, Charles River Trade Support staff, Compliance Department staff, any individual with authorization to send/direct a trade on client portfolios, or any individual at the discretion of the Chief Compliance Officer.
Loans mean either secured or unsecured arrangements (documented or undocumented) where an individual or entity finances a sum of money that must be repaid (with or without interest) at some point in the future. For purposed of the Code, loans to family members are excluded from this definition.
Portfolio Manager means an individual entrusted with the direct responsibility and authority to make investment decisions for or affecting the portfolios of clients.
Private Investments generally, private investments involve the sale of Securities to a relatively small number of qualified investors in a private transaction, rather than through an exchange or over-the-counter market. Private investments may not have to be registered with the SEC and, in many cases, detailed financial information is not disclosed. Examples include, but are not limited to, limited partnerships, hedge funds and private equity transactions.
Reportable Fund means (i) any fund for which the Firm serves as an investment advisor, as defined by the 40 Act; or (ii) any fund whose investment advisor or principal underwriter controls the Firm, is controlled by the Firm, or is in common control with the Firm.
Reportable Security, or Security shall have the meaning of Security as set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 40 Act. Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, brokered certificate of deposit, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. General types (although not all inclusive) include fixed income securities, such as bonds and notes; equity securities, such as stocks and exchange-traded funds (ETFs); derivatives, such as options and futures; unit investment trusts (UITs); and private investments.

Addendum A
CODE OF ETHICS
FIRM ENTITIES

Together, the Firm
Together, the Advisers	Principal Global Investors, LLC (PGI)
Principal Global Investors (Australia) Limited (PGIA)
Principal Global Investors (Dubai)
Principal Global Investors (Europe) Limited (PGIE)
Principal Global Investors (Japan) Limited (PGIJ)
Principal Global Investors (Singapore) Limited (PGIS)
Principal Global Investors (Ireland) and PGI (EU)
Principal Real Estate Investors, LLC (PrinRE)
Principal Real Estate Europe Limited (PrinRE EU)
Principal Asset Management Company (Asia) Limited (PAM Asia)
Together, the Principal Funds	Principal Funds, Inc.
Principal Variable Contracts Funds, Inc.
Principal Exchange Traded Funds
Principal Real Asset Fund
Principal Private Credit Fund
(and any other continuously offered registered closed-end management investment company that may be organized in the future for which PGI or any entity controlling, controlled by, or under common control with PGI, or any successor in interest to any such entity, acts as investment adviser and which operates as an interval fund pursuant to Rule 23c-3 under the 40 Act or provides periodic liquidity with respect to its Shares pursuant to Rule 13e-4 under the Exchange Act.
PFD	Principal Funds Distributor, Inc. (PFD)

Addendum B
CODE OF ETHICS
PRINCIPAL FUNDS ACCESS PERSON PROVISIONS
The following provisions shall be substituted into the Code, where applicable, for the Principal Funds.
Principal Funds Access Person
Any individual identified as an officer or director of the Principal Funds or PGI; an officer or director of PFD; or an officer or director of any company controlling PGI who makes, participates in, or obtains information regarding the purchase or sale of Principal Funds Securities in such individual’s regular functions or duties or whose functions relate to the recommendations of such purchases or sales; any employee, temporary employee and contract employee of the Principal Funds or the Principal Funds’ Adviser who, in connection with such individual’s regular functions or duties, has access to certain nonpublic information concerning the Principal Funds’ purchase or sale of Securities or portfolio holdings or who is involved in making Securities recommendations to a Fund.
Principal Funds Special Rules Applicable to Independent Directors/Trustees
Under Rule 17j-1 of the 40 Act, an Access Person who is an Independent Director/Trustee of the Principal Funds and who would be required to make a report solely by reason of being a Principal Funds Director/Trustee need not make an initial holdings or an annual holdings report. In addition, an Independent Director/Trustee need not provide a quarterly transaction report unless the Independent Director/Trustee knew, or in the ordinary course of fulfilling such individual’s official duties as a Principal Funds Director/Trustee, should have known, that during the 15-day period immediately before or after the Independent Director’s/Trustee’s transaction in a Security, a Principal Fund purchased or sold the Security, or the Principal Funds’ Adviser or sub-adviser considered purchasing or selling the Security.
With respect to the Interval Fund(s), the trustees, beneficial owners of more than 10%, and certain designated Executive Officers of the Interval Fund(s), have certain reporting obligations regarding ownership of Interval Fund(s) shares under Section 16 of the Exchange Act. Such reporting will occur outside of the administration of this Code.
Principal Funds Administration
The Principal Funds rely upon PrinAM Compliance to administer the Code. It is the requirement of Principal Funds that PrinAM Compliance report material violations of the Code by Principal Funds Access Persons to the Principal Funds Chief Compliance Officer (or his or her designee).
No less than annually, Principal Funds Compliance will prepare a written report to the Principal Funds Board of Directors that, at a minimum, will include:
•A certification that the Principal Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and
•A description of issues that arose under the Code since the last report to the Board, including information about material violations and sanctions imposed in response to those violations.

Addendum C
CODE OF ETHICS
PrinRE ACCESS PERSON PROVISIONS
The following provision shall be added to the Personal Account Reporting section of the Code for PrinRE and shall apply to all PrinRE personnel who are not associated persons of a broker-dealer. For associated persons, real estate investment property must be reported under the outside business activities guidelines.
Real Estate Investment Property
Real Estate Investment Property is reportable and may only be acquired or sold with prior approval of the PrinRE Access Person’s supervisor and Compliance. Pre-approval request for real estate investment property can be submitted within ACA.
The following property types are exempt from reporting and pre-approval:
•Single-family residential property;
•Vacation residential property;
•Multi-family residential complex property with less than 20 units (examples include apartments and condos); and
•Farmland property zoned and operated as agricultural.

Addendum D
CODE OF ETHICS
PrinRE EU ACCESS PERSON PROVISIONS
The following provision shall be added to the Personal Account Reporting section of the Code for PrinRE EU.
PrinRE EU has adopted this Advisers Code in its entirety. Although this Code is U.S. centric, PrinRE EU staff must adhere to its provisions. References to U.S. federal and state law and regulations will apply in PrinRE EU where relevant but, where not relevant, PrinRE EU staff should apply European, local U.K./German/French law and regulations such as MiFID II and AIFMD.
Real Estate Investment Property
Real Estate Investment Property is reportable and may only be acquired or sold with prior approval of the PrinRE EU Access Person’s supervisor and Compliance.  Pre-approval request for real estate investment property can be submitted within ACA.
The following property types are exempt from reporting and pre-approval:
•Single-family residential property;
•Vacation residential property;
•Multi-family residential complex property with less than 20 units (examples include apartments); and
•Farmland property zoned and operated as agricultural.

Addendum E
CODE OF ETHICS
PGIS ACCESS PERSON PROVISIONS
The following provision shall be added to the Personal Security Transactions section of the Code for PGIS.
Exempted Securities listed below are exempt from the reporting, pre-clearance and holding period requirements:
•Singapore Savings Bond
•Singapore Government Securities (SGS) Bonds
•Singapore Treasury Bills (SG T-bills)